Exhibit 99.1

          AMERIGROUP CORPORATION EARNS $0.43 PER SHARE, POST-SPLIT, IN
               FOURTH QUARTER ON 28 PERCENT INCREASE IN NET INCOME

         Full-Year Net Income Record $86 Million Up 28% From Prior Year

    VIRGINIA BEACH, Va., Feb. 16 /PRNewswire-FirstCall/ -- AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the fourth quarter of 2004 increased 28.2 percent to $22,397,000, or $0.43 per diluted share, compared with $17,468,000 or $0.34 per diluted share for the fourth quarter of 2003. For the year ended December 31, 2004, net income increased 27.8 percent to $86,014,000, or $1.66 per diluted share, compared with $67,324,000, or $1.48 per diluted share for the year ended December 31, 2003. After giving effect for the two-for-one stock split, the diluted shares outstanding for the full-year 2004 and 2003 were 51,837,579 and 45,603,300, respectively.

    Total revenues for the fourth quarter of 2004 increased 15.6 percent to $490,323,000, compared with $424,189,000 for the fourth quarter of 2003. For the year ended December 31, 2004, revenues totaled $1,823,731,000, up 12.4 percent from $1,622,234,000 for the year ended December 31, 2003 reflecting approximately 11.2 percent same-store premium revenue growth.

    Membership increased 9.2 percent, or 79,000 members, to 936,000 at December 31, 2004, as compared with 857,000 members at December 31, 2003, all of which were same-store. As expected, the new Florida Healthy Kids enrollment rules caused the disenrollment of 12,000 SCHIP members late in the fourth quarter, which offset growth in other markets, resulting in modest sequential membership growth of 2,000 members.

    Additional highlights:
    * Successfully closed the CarePlus acquisition, with an effective date of January 1, 2005, resulting in membership exceeding 1 million;

    * Achieved a weighted-average premium rate increase of just under 5.0 percent, which was at the high end of the 3 to 5 percent guidance;

    * Health benefits ratio of 81.8 and 81.0 percent of premium revenues for the fourth quarter and the full-year 2004, respectively;

    * Days in claims payable within the expected range at 56 days for the quarter;

    * Selling, general and administrative expenses of 10.3 and 10.5 percent of total revenues for the fourth quarter and full-year 2004, respectively;

    * Prior to the CarePlus acquisition, unregulated cash and investments of $271,654,000; and

    * As of January 18, 2005, completed a two-for-one stock split.

    "AMERIGROUP completed its first decade with an extremely successful year," said Jeffrey L. McWaters, chairman and chief executive officer. "We added new members in all six of our states and entered our seventh, New York, by acquiring CarePlus Health Plan, resulting in membership in excess of 1 million. In addition, the Company attracted several exceptionally bright and experienced leaders to join an already strong executive team. The key to AMERIGROUP's success is our unrelenting focus on providing our members with access to high-quality, preventive healthcare. This enables us to make a real difference in our members' lives and to provide savings to our state partners."

    Health Benefits
    Health benefits were 81.8 percent of premium revenues for the fourth quarter of 2004 versus 80.5 percent in the fourth quarter of 2003. The increase was primarily driven by fewer changes in claims estimates due to claims experience stabilizing in maturing products and markets. Overall, fourth quarter health benefits reflect stable performance with trends consistent with fourth quarter seasonality. For the full-year 2004, the health benefits ratio was 81.0 percent, which is in line with prior guidance.

    Selling, General and Administrative Expenses
    The selling, general and administrative expense ratio was 10.3 percent of total revenues for the fourth quarter of 2004 versus 11.6 percent in the fourth quarter of 2003. For the full-year 2004, the selling, general and administrative expense ratio was 10.5 percent, which was at the lower end of guidance.

    Balance Sheet and Cash Flow Highlights
    Cash and investments at December 31, 2004, totaled $650,424,000, of which $271,654,000 was unregulated. For the full year, operating cash flow totaled $102,060,000 compared to $128,494,000 in the prior year due primarily to early receipt of premium for two states in 2003 versus one state in 2004. The number of days in claims payable at the end of the fourth quarter was 56 compared to 58 days in the third quarter, which is consistent with the expected range of 55 to 60 days.

    Outlook
    Consistent with previous guidance, AMERIGROUP expects earnings per share of approximately $1.90 to $1.98 in 2005, which includes the effects of the CarePlus acquisition and the two-for-one stock split. Guidance does not include the impact from FASB 123(R), Stock-Based Compensation, or future acquisitions.

    Other 2005 full-year expectations are as follows:
    * Net income growth of approximately 18.0 to 23.0 percent, which includes the effect of CarePlus;

    * Same-store premium revenue growth in the range of 10.0 to 13.0 percent, which includes a weighted-average rate increase of approximately 3 to 5 percent;

    * Health benefits ratio less than 81.0 percent of premium revenues;

    * Selling, general and administrative expenses of 11.0 to 11.5 percent of total revenues;

    * CarePlus acquisition will add over $200,000,000 of revenues and will result in an additional estimated $10,000,000 of depreciation and amortization on an annualized basis; and

    * Fully diluted shares outstanding of approximately 53,600,000.

    Introducing first quarter 2005 guidance relating to CarePlus: * Health benefits ratio is expected to be approximately 81.5 percent.
      This reflects the increase in health benefits to bring CarePlus liabilities to required levels, which is consistent with established policy.

    * Included in first quarter selling, general and administrative expenses are approximately $1,400,000 of integration costs relating to CarePlus.

    AMERIGROUP senior management will discuss the Company's fourth quarter and year ended December 31, 2004 results on a conference call, Thursday, February 17th, at 9:00 a.m. Eastern Time. The conference can be accessed by dialing 1-800-565-5442 and entering passcode 5681824. A recording of this conference call will be available from 12:00 p.m. Eastern Time on Thursday, February 17th, until 11:59 p.m. Eastern Time on Wednesday, February 23rd. To access the recording, dial 1-888-203-1112 and enter passcode 5681824. A live webcast of the call also will be available through the investors page on the AMERIGROUP Web site at http://www.amerigroupcorp.com, or through CCBN at http://www.companyboardroom.com. A 30-day replay of this webcast will be available on these Web sites approximately two hours following the conclusion of the live broadcast.

    AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for low-income Americans by developing innovative managed health services for the public sector. AMERIGROUP serves more than 1 million people in New York, New Jersey, Maryland, the District of Columbia, Florida, Texas and Illinois. For more information, visit http://www.amerigroupcorp.com.

    This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release contains certain "forward-looking" statements, including statements related to expected 2005 performance such as membership, revenues, same-store premium revenues, rate increases, operating cash flows, health benefits expenses, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share, and net income growth, as well as expectations on the effective date of any pending acquisition and the successful integration and debt levels, made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process, timing of payments, as well as the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations and their effect on our ability to manage our medical costs; changes in Medicaid payment levels, membership eligibility and methodologies and the application of such methodologies by the government; liabilities and other claims asserted against the Company; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; and demographic changes.

    Investors should also refer to our Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission on March 9, 2004, for a discussion of risk factors. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward- looking statements, whether as a result of new information, future developments or otherwise.

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED INCOME STATEMENTS
                (dollars in thousands, except for per share data)

                                  Three months ended                  Year ended
                                     December 31,                     December 31,
                            -----------------------------   -----------------------------
                                 2004            2003            2004            2003
                            -------------   -------------   -------------   -------------
                                     (unaudited)
Revenues:
  Premium                   $     486,982   $     422,338   $   1,813,391   $   1,615,508
  Investment income                 3,341           1,851          10,340           6,726
    Total revenues                490,323         424,189       1,823,731       1,622,234
Expenses:
  Health benefits                 398,350         339,831       1,469,097       1,295,900
  Selling, general and
   administrative                  50,576          49,060         191,915         186,856
  Depreciation and
   amortization                     4,925           5,777          20,750          23,650
  Interest                            191             352             731           1,913
    Total expenses                454,042         395,020       1,682,493       1,508,319
    Income before income
     taxes                         36,281          29,169         141,238         113,915
Income tax expense                 13,884          11,701          55,224          46,591
    Net income              $      22,397   $      17,468   $      86,014   $      67,324

  Weighted average number
   of common shares and
   dilutive potential
   common shares
   outstanding                 52,552,486      50,672,583      51,837,579      45,603,300

  Diluted net income per
   share                    $        0.43   $        0.34   $        1.66   $        1.48

    The following table sets forth selected operating ratios. All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

                                  Three months ended                  Year ended
                                     December 31,                     December 31,
                            -----------------------------   -----------------------------
                                 2004            2003            2004            2003
                            -------------   -------------   -------------   -------------
Premium revenue                      99.3%           99.6%           99.4%           99.6%
Investment income                     0.7             0.4             0.6             0.4
Total revenues                      100.0%          100.0%          100.0%          100.0%
Health benefits (1)                  81.8%           80.5%           81.0%           80.2%
Selling, general and
 administrative expenses             10.3%           11.6%           10.5%           11.5%
Income before income taxes            7.4%            6.9%            7.7%            7.0%
Net income                            4.6%            4.1%            4.7%            4.2%

    (1) The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

    The following table sets forth the approximate number of members served in each of our service areas as of December 31, 2004 and 2003.

                                         December 31,
                                 ---------------------------
Market                               2004           2003
------------------------------   ------------   ------------
Texas                                 394,000        343,000
Florida                               229,000        221,000
Maryland                              130,000        124,000
New Jersey                            105,000         99,000
District of Columbia                   41,000         38,000
Illinois                               37,000         32,000
    Total                             936,000        857,000

    The following table sets forth the approximate number of members in each of the products we offer as of December 31, 2004 and 2003.

                                         December 31,
                                 ---------------------------
Product                              2004           2003
------------------------------   ------------   ------------
AMERICAID (Medicaid-TANF)             662,000        587,000
AMERIKIDS (SCHIP)                     182,000        180,000
AMERIPLUS (Medicaid-SSI)               79,000         74,000
AMERIFAM (FamilyCare)                  13,000         16,000
    Total                             936,000        857,000

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                             December 31,    December 31,
                                                 2004            2003
                                            -------------   -------------
                                                    (in thousands)
                 Assets

Current assets:
  Cash and cash equivalents                 $     350,581   $     407,220
  Short-term investments                           52,913           8,750
  Premium receivables                              44,081          38,259
  Deferred income taxes                            11,019          10,164
  Prepaid expenses and other
   current assets                                  18,737          15,995
    Total current assets                          477,331         480,388

Property, equipment and software, net              50,298          42,158
Goodwill and other intangible assets, net         140,382         144,398
Long-term investments, including
 investments on deposit for licensure             246,930         154,479
Other long-term assets                              4,909           4,598
                                            $     919,850   $     826,021

  Liabilities and Stockholders' Equity

Current liabilities:
  Claims payable                            $     241,253   $     239,532
  Unearned revenue                                 34,228          54,324
  Accounts payable                                  4,826           5,523
  Accrued expenses, capital leases
   and other current liabilities                   56,842          53,431
    Total current liabilities                     337,149         352,810

Deferred income taxes, capital leases
 and other long-term liabilities                   13,989          11,497
    Total liabilities                             351,138         364,307

Stockholders' equity:
  Common stock, $.01 par value                        505             489
  Additional paid-in capital                      352,417         331,506
  Retained earnings                               215,790         129,719
    Total stockholders' equity                    568,712         461,714
                                            $     919,850   $     826,021

                     AMERIGROUP CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                     Year ended
                                                    December 31,
                                             ---------------------------
                                                 2004           2003
                                             ------------   ------------
                                                    (in thousands)
Cash flows from operating activities:

  Net income                                 $     86,014   $     67,324
  Adjustments to reconcile net income
   to net cash provided by operating
   activities:
    Depreciation and amortization                  20,750         23,650
    Loss on disposal or abandonment of
     property, equipment and software                 971             74
    Deferred tax expense (benefit)                  2,878         (3,272)
    Amortization of deferred compensation              57            360
    Tax benefit related to option
     exercises                                      8,009          4,547
    Changes in assets and liabilities
     increasing (decreasing) cash flows
     from operations:
      Premium receivables                          (5,822)        (3,026)
      Prepaid expenses and other current
       assets                                      (2,742)        (7,954)
      Other assets                                   (941)          (750)
      Claims payable                                1,721         16,681
      Unearned revenue                            (20,096)        28,806
      Accounts payable, accrued expenses
       and other current liabilities                9,234           (494)
      Other long-term liabilities                   2,027          2,548
        Net cash provided by operating
         activities                               102,060        128,494

Cash flows from investing activities:

  Purchase of investments, net                   (133,595)       (28,944)
  Purchase of investments on deposit
   for licensure, net                              (3,019)        (5,487)
  Purchase of property, equipment and
   software                                       (25,727)       (13,294)
  Purchase of contract rights and
   related assets, net of adjustments                 512         (7,618)
  Cash acquired through Florida

   acquisition                                          -         27,473
        Net cash used in investing
         activities                              (161,829)       (27,870)

Cash flows from financing activities:
  Net proceeds from public offering of
   common stock                                         -        138,829
  Payment of capital lease obligations             (4,473)        (4,902)
  Repayment of borrowings under credit
   facility                                             -        (50,000)
  Payment of debt issuance costs                        -         (1,428)
  Proceeds from exercise of stock
   options, change in bank overdrafts
   and other, net                                   7,603         16,101
        Net cash provided by financing
         activities                                 3,130         98,600
Net (decrease) increase in cash and
 cash equivalents                                 (56,639)       199,224
Cash and cash equivalents at
 beginning of period                              407,220        207,996
Cash and cash equivalents at end of period   $    350,581   $    407,220

    CONTACT: Julie Loftus Trudell, Vice President, Investor Relations, of AMERIGROUP Corporation, +1-757-321-3597.

SOURCE  AMERIGROUP Corporation
    -0-                             02/16/2005
    /CONTACT: Julie Loftus Trudell, Vice President, Investor Relations, of AMERIGROUP Corporation, +1-757-321-3597/
    /Web site:  http://www.amerigroupcorp.com /